Trane Technologies 800-E Beaty Street Davidson, NC 28036

October 12, 2022

Mark Majocha
409 Grasshopper Circle
Mooresville, NC 28117

Dear Mark:

I am pleased to offer you the position of Vice President and Chief Accounting Officer reporting directly to me. This position will be located in Davidson, North Carolina and becomes effective on December 1, 2022. In this role, you will be appointed an Executive Officer of Trane Technologies plc (the "Company"). I look forward to your acceptance of this offer and the contributions you will make in this assignment.

The following summarizes the impact of this new assignment on your compensation and benefits.

1.	Your new base salary will become effective on December 1, 2022 and will be set at an annual rate of $425,000 (Four Hundred Twenty-Five Thousand U.S. dollars) paid monthly. This represents an increase of $20,671, or 5.1%, above your current base salary of $404,329.

2.

Your Annual Incentive Matrix (“AIM”) target opportunity will increase from 55% to 60% of your base salary. When you take into account your new base salary and new AIM target, your annualized cash incentive target will increase from $222,381 to $255,000, or by $32,619 (14.7%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company. For 2022, your AIM award will be prorated reflecting time in each role:

●

January 1, 2022 to November 30, 2022: In determining this portion of your award, we will use your current base salary of $404,329, your AIM target of 55%, and the AIM payout factors for Commercial HVAC Americas.

	●	December 1, 2022 to December 31, 2022: In determining this portion of your award, we will use your new base salary of $425,000, your AIM target of 60% and the Corporate AIM payout factor.

3.

Effective for the February 2023 grant, your annual Long-Term Incentive (“LTI”) target will increase from $230,000 to $350,000, or by $120,000 (52.2%). Your grant target value will be awarded in two parts:

●

Stock Options and Restricted Stock Units (“RSU”s): Your annual equity (stock option and RSU) target will increase from $138,000 to $175,000, or by $37,000. At this time, it is anticipated that your 2023 equity grant will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Trane Technologies’ ordinary shares on the date the Human Resources and Compensation Committee of the Board of Directors (“the Committee”) approves the awards. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

Mr. Mark Majocha	October 12, 2022

●

Performance Share Unit (“PSUs”): Starting with performance year 2023, your annual PSU target award, granted under the Performance Share Plan (“PSP”), will increase from $92,000 to $175,000, or by $83,000. The target award value will be converted into PSUs based on the fair market value of Trane Technologies’ ordinary shares on the date the Committee approves the award. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”) both relative to the S&P 500 Industrials Index over the 2023 to 2025 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee.

As a senior leader, you are subject to the Company’s share ownership requirements, which means you are required to achieve and maintain ordinary shares or share equivalents of the Company at a value of two times (2x) your annual base salary. You will have a five-year period from the effective date of your promotion to achieve this ownership at a rate of 20% per year.

When you consider each of the items above, your Total Annual Direct Compensation target has increased from $856,710 to $1,030,000, or by $173,290 (20.2%). Your revised compensation is summarized in the attached Compensation Adjustment Notice.

5.	As an Executive Officer, you will participate in the following programs, subject to the terms of applicable plan documents:

a.

You are eligible for financial and retirement counseling services through a provider of your choice. These services include tax, estate, and financial planning assistance up to $11,000 for the first year (and final year) and up to $9,000 for each subsequent year. The cost for these services is imputed to your annual income based upon receipts submitted for qualified services.

b.

You will be eligible for an enhanced Executive Long-Term Disability ("LTD") program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.

c.

You will be provided with a Change in Control Agreement ("CIC Agreement"), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) would be equal to 2 times your base salary plus your AIM. The actual agreement will be sent to you shortly after you assume this new role.

Mr. Mark Majocha	October 12, 2022

6.	You will also continue to participate in the following programs, subject to the terms of applicable plan documents:

	a.	Executive Deferred Compensation Plan.

	b.	Executive Health Program

	c.	Key Management Plan (“KMP”)

	d.	All employee benefit programs offered to Trane Technologies salaried employees in accordance with the terms and conditions of those programs.

7.

Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

Mark, we all believe that you will make a significant contribution in this new position. To accept this offer, please sign the candidate acceptance below and the attached Non-Competition Agreement and return them to Mairead Magner. The Proprietary Agreement you executed online at an earlier date remains in force. If you have any questions about this offer, please feel free to call Mairead Magner at (704) 990-3019 or Lynn Castrataro at (732) 325-7069.

Sincerely,

/s/ Chris Kuehn

Chris Kuehn
EVP and Chief Financial Officer

cc: Mairead Magner
      Lynn Castrataro

Attachments: Non-Competition Agreement

CANDIDATE ACCEPTANCE

I accept the terms associated with the role of Vice President and Chief Accounting Officer and agree to the conditions in this letter.

/s/ Mark A. Majocha	10/12/2022
Mr. Mark A. Majocha	Date